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                                                                   EXHIBIT 10.24



                              EMPLOYMENT AGREEMENT

                               LAURENCE D. FINMAN

                                       &

                        OAKHURST MANAGEMENT CORPORATION

Agreement (this "Agreement") is dated as of the 1st day of March 1996 and is made by and between OAKHURST MANAGEMENT CORPORATION (the "Company") and LAURENCE D. FINMAN ("Mr. Finman"). Mr. Finman having entered into an employment agreement dated as of October 25, 1994 (the Old Employment Agreement) with Puma Products, Inc., the parties now wish to amend the same in its entirety. Therefore it is hereby agreed as follows:


1.       TERM.                Commencement Date:   March 1, 1996

                              Termination Date:    February 28, 1998 unless
                                                   sooner terminated as
                                                   provided below.

2.       RESPONSIBILITIES.    Mr. Finman as an employee of the Company shall
                              serve as a Vice President of the Company's parent, Oakhurst Company, Inc. ("Oakhurst"), and as Vice President and Chief Operating Officer of the Company's sister corporation, Puma Products, Inc. ("Puma"), and shall devote his full time and best efforts to carrying out the customary responsibilities of those positions.

3.       SALARY.              During the term of this Agreement, the base
                              salary paid to Mr. Finman shall not be less than eight thousand three hundred thirty-four dollars
                              ($8,334) per month, and shall be subject to annual review for merit or other increases in the sole discretion of the board of directors of Oakhurst on each March 1 during the Term.

4.       BONUSES.             Mr. Finman shall be eligible for an annual
                              incentive bonus (the "Incentive Bonus") as provided in EXHIBIT A, which is attached hereto and made part hereof relating to the business of Puma and such additional bonus, if any, relating to his responsibilities as a Vice President of Oakhurst as its Board of Directors shall determine in their sole and absolute discretion.

5.       NON-DISCLOSURE       During his employment by the Company and
                              thereafter, Mr. Finman shall not disclose to any person, firm or corporation any financial, trade, technical or technological secrets, any details of the organization or business affairs, any names of past or present customers or suppliers of the Company, Oakhurst and/or their affiliates or any other information relating to the business of the Company, Oakhurst or their affiliates except in the performance of his duties and responsibilities hereunder.

6.       BENEFITS.            Mr. Finman shall be entitled to the same health
                              and other benefits (including participation in
                              any savings, profit sharing, 401(k) or other
                              plans) as are made available to the Company's
                              employees generally and on the same terms and
                              conditions, and shall be entitled to three weeks
                              of vacation per year.
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7.       BUSINESS
         EXPENSES.            Mr. Finman shall be reimbursed in accordance with
                              Company policy from time to time in effect for all reasonable business expenses incurred by him in the performance of his duties.

8.       INDEMNIFICATION.     Mr. Finman shall be indemnified by the Company
                              and Oakhurst with respect to claims made against him as an officer and/or a director of Oakhurst, of the Company and/or of any affiliate of Oakhurst to the fullest extent permitted by their charters, by-laws and the laws of their state of incorporation.

9.       TERMINATION BY
         THE COMPANY.         Mr. Finman's employment may be terminated by the
                              Company only pursuant to the following
                              provisions:

         (a)  FOR CAUSE       For Cause by written notice to Mr. Finman, in
                              which case the Company shall pay him his salary accrued, but not paid through the date of termination; provided however --

                              (i) that if the nature of such Cause involves dishonesty, fraud or serious moral turpitude, such termination shall be effective upon the giving of such notice; but

                              (ii) if the nature of such Cause does not involve dishonesty, fraud or serious moral turpitude, such termination shall be effective upon the expiration of thirty (30) days after the giving of such notice unless within such thirty-day period, Mr. Finman has cured the basis of such Cause, or if a cure is not possible within a thirty-day period, if he has diligently and in good faith commenced to effect such cure.

         (b)  WITHOUT
              CAUSE Without Cause by written notice to Mr. Finman, in which case the Company shall pay him his salary (in a lump sum) for the balance of the term of this Agreement, but in any event not less than six (6) months' salary, and payment of the Incentive Bonus when, as and to the extent provided for in EXHIBIT A.

         (c)  DEATH OR
              PERMANENT
              DISABILITY  Upon the death or permanent disability of Mr. Finman, in which case the Company shall pay him his salary for a period of six (6) months after his death or permanent disability and shall pay him the Incentive Bonus when, as and to the extent provided for in EXHIBIT A.

         (d)  DEFINITION
              OF "CAUSE"  "Cause" for purposes of termination by the Company shall be defined as any act or acts by Mr. Finman of dishonesty or fraud or that constitute serious moral turpitude; or misconduct of a material nature or a material breach in connection with the performance by him of his responsibilities hereunder.
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10.      TERMINATION BY
         MR. FINMAN.          Mr. Finman may terminate his employment under
                              this Agreement only pursuant to the following provisions:

         (a)  FOR CAUSE       For Cause upon the expiration of thirty (30) days
                              after giving the Company notice of a breach by it of this Agreement unless within such thirty-day period, the Company has cured the basis of such Cause, or if a cure is not possible within a thirty-day period, if it has diligently and in good faith commenced to effect such cure and completes the same. In the event of a termination by Mr. Finman for Cause, he may pursue any and all remedies against the Company available to him under applicable law.

         (b)  WITHOUT
              CAUSE Without Cause ninety (90) days after giving written notice of termination to the Company, in which event the Company, Oakhurst, Puma and any of their affiliates may deem any such notice given by Mr. Finman as a resignation by him, effective upon the giving of such notice, of all of the directorships and offices then held by him in the Company, Oakhurst, Puma and any of their affiliates, but the Company shall nevertheless continue to pay to him his salary during such ninety-day period.

         (c)  DEFINITION
              OF "CAUSE"      "Cause" for purposes of termination by Mr. Finman
                              shall consist of any breach by the Company in the performance of any of its obligations set forth in this Agreement or breach of any statutory obligation to Mr. Finman.

11.      NOTICES.             Notices that are required or permitted hereunder
                              shall be given by hand delivery, by delivery to a courier service providing next day delivery and proof of receipt, or if to the Company, (including the copies to Messrs. Hemsley and Barzun) by facsimile transmission, as follows:

                              If to the Company at: Oakhurst Company, Inc.
                                                    1001 Santerre Drive
                                                    Grand Prairie, Texas 75050
                                                    Fax No.: (214) 660-4465

                              With a copy to:       Maarten D. Hemsley
                                                    82 Powder Point Avenue
                                                    Duxbury, Massachusetts 02332
                                                    Fax No.: (617) 934-0843

                                                            and to:

                                                    Roger M. Barzun
                                                    60 Hubbard Street
                                                    Concord, Massachusetts 01742
                                                    Fax No.: (508) 287-4276

                              If to Mr. Finman at his most recent residence address in the records of the Company;
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                              or, to such other address of a party as to which
                              that party shall notify the other parties in the manner provided herein.

12.      PRORATION.           To the extent that proration is not otherwise
                              provided for in this Agreement, all amounts payable to Mr. Finman under this Agreement shall be deemed earned on a daily basis and shall be pro rated based on a 365-day year.

13.      ENTIRE
         AGREEMENT ETC.       This Agreement together with EXHIBIT A contains
                              the entire understanding of the parties except as otherwise expressly contemplated herein;
                              supersedes in its entirety the Old Employment
                              Agreement; shall not be amended except by written agreement of the parties signed by each of them;
                              and shall be binding upon and inure to the benefit of the parties and their successors, personal representatives and assigns.

                              No representation, affirmation of fact, course of prior dealings, promise or condition in connection herewith or usage of the trade not incorporated herein shall be binding on the parties.

                              No waiver of any term or condition contained herein shall be binding upon the parties unless made in writing and signed by the party to be bound thereby.

In witness whereof, the parties have executed and delivered this Agreement as of the date first set forth above.

OAKHURST MANAGEMENT CORPORATION



By:   /s/ Maarten D. Hemsley                   /s/ Laurence D. Finman
     ------------------------------            ------------------------------
     Maarten D. Hemsley                        LAURENCE D. FINMAN
     President

                  -----------------------------------------

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                         CONSENT OF PUMA PRODUCTS, INC.

                          EMPLOYMENT AGREEMENT BETWEEN

              LAURENCE D. FINMAN & OAKHURST MANAGEMENT CORPORATION

                           DATED AS OF MARCH 1, 1996

Puma Products, Inc. hereby consents and agrees to the terms of that certain Employment Agreement dated as of March 1, 1996 by and between Laurence D. Finman and Oakhurst Management Corporation to the extent that they relate to and describe the obligations and rights of Puma Products, Inc.

PUMA PRODUCTS, INC.


By: /s/Anthony N. Puma
    ---------------------------
    Anthony N. Puma
    President

                    ----------------------------------------


                       CONSENT OF OAKHURST COMPANY, INC.

                          EMPLOYMENT AGREEMENT BETWEEN

              LAURENCE D. FINMAN & OAKHURST MANAGEMENT CORPORATION

                           DATED AS OF MARCH 1, 1996

Oakhurst Company, Inc. hereby consents and agrees to the terms of that certain Employment Agreement dated as of March 1, 1996 by and between Laurence D. Finman and Oakhurst Management Corporation to the extent that they relate to and describe the obligations and rights of Oakhurst Company, Inc.

OAKHURST COMPANY, INC.


By: /s/ Mark Auerbach
    ---------------------------
    Mark Auerbach
    Chairman & Chief Executive Officer

                                   EXHIBIT A


                          EMPLOYMENT AGREEMENT BETWEEN


              LAURENCE D. FINMAN & OAKHURST MANAGEMENT CORPORATION

1. INCENTIVE BONUS. For each fiscal year during the term of this Agreement commencing with the fiscal year ending February 28, 1997, Puma shall pay to Mr. Finman the Incentive Bonus, which shall be equal to the sum of: (a) four percent (4%) of the Operating Profits of Puma (as hereinafter defined) in excess of one million dollars ($1,000,000) (the "Threshold Amount"); and (b) one percent (1%) of the amount of the Operating Profits in excess of the Threshold Amount if, but only if, the Operating Profits of Puma in a such fiscal year exceed one million five hundred thousand dollars ($1,500,000).

2.       INCENTIVE BONUS PRORATION.

         (a) For any other period of less than a full fiscal year that this Agreement is in effect by reason of the expiration of this Agreement or the termination by the Company of Mr. Finman's employment for other than Cause prior to the end of a fiscal year, he shall be entitled to the Incentive Bonus calculated for the period from the beginning of the fiscal year in which such expiration or termination occurred through the last day of the fiscal month in which such expiration or termination became effective (the "Short Fiscal Year") as if such period were a complete fiscal year, with a proportional adjustment in the Threshold Amount.

         (b) If Mr. Finman shall resign from the Company's employ, no bonus of any kind shall be payable with respect to the fiscal year in which he gave or was obliged to give his notice of termination as provided herein, or for any subsequent fiscal year.

3. PAYMENT OF THE INCENTIVE BONUS. Puma shall pay the Incentive Bonus to Mr. Finman within ninety (90) days after the end of each fiscal year, except that the Incentive Bonus computed according to Paragraph 2.(a), above, shall be paid within sixty (60) days of the end of the Short Fiscal Year.

4.       DEFINITIONS.

         (a) For purposes of this Agreement, "fiscal year" and "fiscal month" shall refer to the fiscal year and month of Puma being used at the date as of which this Agreement becomes effective. In the event that the fiscal year or month of Puma is changed for any reason, an equitable adjustment shall be made so that no portion of the Incentive Bonus that would otherwise have been payable hereunder shall by reason of such change become not payable.

         (b) For purposes of this Agreement, "Operating Profits" shall be defined as the net income of Puma for a given period determined in accordance with generally accepted accounting principles, consistently applied, before payment or provision for federal or state income taxes, other than franchise taxes, and excluding (a) any amortization of goodwill or other intangibles; (b) incentive bonuses payable to other members of Puma's senior management; (c) any one-time gains or losses not of an operating nature; and (d) charges or credits by the Company or an affiliated company except to the extent that such charges or credits are for items of expense or income that, had they not been paid or received by a related entity, would have been paid or received by Puma (e.g. insurance premiums and interest on working capital borrowings). For purposes of the foregoing, inventory shall be valued on a FIFO basis.


                                END OF EXHIBIT A